Schedule of Non-Employee Trustee Compensation
(as revised, effective May 28, 2026)
1.Annual Fee:
a.$75,000 per year.
b.payable at annual meeting of shareholders.
c.payable in cash or common shares (valued at closing price on date of annual meeting of shareholders), at the election of each non-employee Trustee.
d.cash portion is eligible for deferral into the Deferred Compensation Plan.
2.Annual Equity Award:
a.$115,000 per year in common shares.
b.number of common shares computed based on closing price of the common shares on date of annual meeting of shareholders and delivered immediately following the meeting date.
c.common shares fully vested at grant.
d.common shares are not eligible for deferral into the Deferred Compensation Plan.
3.Chair Fees:
a.Board Chair - $75,000 per year.
b.Audit Committee Chair - $37,000 per year.
c.Compensation Committee Chair - $24,000 per year.
d.Corporate Governance Committee Chair - $21,000 per year.
e.Chair fees are payable in cash at the annual meeting of shareholders and are not eligible for deferral into the Deferred Compensation Plan.
4.Committee Member Fees:
a.Audit Committee Member - $12,000 per year.
b.Compensation Committee Member - $9,000 per year.
c.Corporate Governance Committee Member - $6,000 per year.

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d.Executive Committee Member - $6,000 per year
e.Committee member fees are payable to committee members other than the Chair of the committee.
f.Committee member fees are payable in cash at the annual meeting of shareholders and are not eligible for deferral into the Deferred Compensation Plan.
5.Additional Share Issuance. Upon the earliest of a change in control event (as defined in Treasury Regulation 1.409A-3(i)(5)(i)) or a separation from service (as defined in Treasury Regulation 1.409A-1(h)) (including as a result of death or disability) each non-employee Trustee (or, in the case of separation from service, the Trustee who is the subject of the separation from service) shall be entitled to receive a number of fully-vested common shares having an aggregate value (based on the closing price of the common shares on the trading day immediately prior to the consummation of the change in control event or the separation from service) equal to $115,000 multiplied by a fraction the numerator of which is the number of days that elapsed between the annual meeting of shareholders next preceding the date of consummation of the change in control event or the date of separation from service, as applicable, and the denominator of which is 365.
6.Expense Reimbursements. Non-employee Trustees will be reimbursed for the reasonable expenses of attending Board and Committee meetings and continuing education programs for directors.
7.Effective Date of Changes. The changes in this Schedule shall be effective as of the opening of business on the date of the 2026 annual shareholders meeting.
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